Exhibit 99.2

Press Release

For Immediate Release	Contact: Larry Thede	Email: ir@udr.com
NYSE Trading Symbol: UDR	Phone: 720.283.2450	Web: www.udr.com
UDR PROMOTES JERRY DAVIS TO SENIOR VICE PRESIDENT
PROPERTY OPERATIONS
RICHMOND, VA (November 12, 2007) UDR, Inc. (NYSE: UDR) today announced that Jerry Davis has been promoted to senior vice president property operations. In this role, Mr. Davis will report to Thomas W. Toomey, President and Chief Executive Officer, and will be responsible for company-wide property operations, replacing Martha Carlin who has resigned to become a founding principal in an investment fund that is being formed.
“Jerry is the ideal leader to manage our operations team and I am pleased to announce his promotion,” stated Mr. Toomey. “He has been overseeing our West Coast operations for the past three years and consistently delivered market-leading performance. His team has been responsible for over 30% of our net operating income and has delivered 9.9% NOI growth through the first nine months of this year. During his 17 years with UDR, he has held positions of increasing responsibility in a number of markets across our portfolio and at one time served as corporate controller. I look forward to working more closely with him as we continue executing our strategy.”
Mr. Davis has a broad background in both finance and operations, having held positions with Arthur Young and Company and Crestar Bank and serving as chief operating officer of JH Management Co., a California-based apartment company. He holds a Bachelor of Science degree in accounting from the College of William & Mary and is a Certified Public Accountant.
“This is a tremendous opportunity for me,” said Mr. Davis. “UDR has an exceptionally strong operating team dedicated to delivering outstanding service to our residents. I am excited about our future and look forward to continued implementation of our new operating model, Operations 2.0.”
Commenting on Ms. Carlin’s departure, Mr. Toomey stated, “We wish Martha well as she pursues a unique opportunity. I want to thank her for her contributions and dedication during her years at UDR. She is one of the first people I asked to join UDR when I became CEO in 2001. She has developed a strong team and established processes that set us apart from the competition and delivered robust results.”
“While it is hard to leave UDR, I am happy to pursue an opportunity that I can’t ignore,” stated Ms. Carlin. “I’m proud of what I’ve accomplished during my time at UDR and leave knowing that operations are solid and won’t skip a beat. I wish the Company and its associates all the success in the future.”

About UDR, Inc.
UDR, Inc. (NYSE:UDR) is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2007, UDR owned 68,617 apartment homes and had 6,491 homes under development and another 1,108 homes under contract for development in its pre-sale program. For over 30 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. An S&P 400 company, UDR is the third largest apartment REIT in the nation. Additional information can be found on the Company’s website at www.udr.com.
Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning redevelopment activities, expectations on occupancy levels, expectations concerning the Texas joint venture, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, exceptions on annualized net operating income, and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

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